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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: AUGUST 23, 2001



                       VALUE CITY DEPARTMENT STORES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




Ohio                                 1-10767                  31-1322832
------------                  ---------------------      ----------------------
(STATE OR OTHER               (COMMISSION FILE NO.)           (IRS EMPLOYER
JURISDICTION OF                                          IDENTIFICATION NUMBER)
INCORPORATION OR
ORGANIZATION)



                             3241 Westerville Road
                              Columbus, Ohio 43224
                                 (614) 471-4722
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                      INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)





                                 Not Applicable
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5.  OTHER ITEMS.

         Value City Department Stores, Inc. (the "Company") today entered into a non-binding letter of intent with Schottenstein Stores Corporation ("Schottenstein") to acquire all of the outstanding stock or assets of Shonac Corporation, DSW Shoe Warehouse, Inc. and Filene's Basement, Inc. (the "Businesses") for an aggregate purchase price of $275 million, comprised of $200 million in cash and the assumption of the $75 million Value City Senior Subordinated Convertible Loan held by Schottenstein.

         As part of the consideration, Schottenstein has agreed to increase immediately the line of credit under the Value City Subordinated Credit Facility from $50 million to $100 million and to allow Value City to draw immediately $50 million on the terms set forth in the Subordinated Credit Facility, subject to approval from the Company's bank group which response is anticipated to be received within ten days.

         The non-binding letter of intent allows the Company to continue to solicit third party preliminary non-binding indications of interest for one or more of the Businesses through August 31, 2001 and to terminate the letter of intent or any definitive purchase agreement with Schottenstein pursuant to a superior proposal for one or more of the Businesses through the later of October 15, 2001, or the execution of a definitive agreement with Schottenstein, subject to the payment of a termination fee of $8.45 million

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      EXHIBITS.

         Exhibit No.                          Description

            99 Letter of Intent by and between Value City Department Stores, Inc. and Schottenstein Stores Corporation, dated as of August 23, 2001



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     VALUE CITY DEPARTMENT STORES, INC.


Date:   August 23, 2001              By: /s/ George Kolber
                                        -------------------------------------
                                        George Kolber, Chief Executive Officer






















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                                  EXHIBIT INDEX
                                  -------------


          Exhibit No.                       Description

              99 Letter of Intent by and between Value City Department Stores, Inc. and Schottenstein Stores Corporation, dated as of August 23, 2001